Exhibit 5.1

 July 1, 2024

The Board of Directors

Data Storage Corporation
225 Broadhollow Road, Suite 307

Melville, New York 11747

Re:	Data Storage Corporation Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed on even date by Data Storage Corporation, a Nevada corporation (the “Company”), with the Securities and Exchange Commission with respect to the registration of (i) 111,323 additional shares of common stock, par value $0.001 (the “Common Stock”), of the Company, which, pursuant to amendments to the Company’s Amended and Restated Data Storage Corporation Incentive Award Plan (f/k/a Data Storage Corporation 2010 Incentive Award Plan) (the “2010 Plan”), are issuable upon the exercise of outstanding options under the 2010 Plan; and (ii) 1,000,000 shares of the Company’s Common Stock issuable under the Company’s 2021 Stock Incentive Plan, as amended and restated (the “2021 Plan”).

As counsel to the Company, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Nevada Revised Statutes, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

We have made such examination as we have deemed necessary for the purpose of this opinion.  Based upon such examination, it is our opinion, that, when the Registration Statement has become effective under the Securities Act of 1933, as amended, and when the shares of Common Stock to be issued are sold and paid for in the manner described in the 2010 Plan or the 2021 Plan, as applicable, the Common Stock so issued will be validly issued, fully paid and non-assessable. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the 2010 Plan or the 2021 Plan. In connection with this opinion we have examined and relied on the representations and warranties as to factual matters in the Registration Statement. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain matters and issues without the assistance of independent counsel.

This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

PARSONS BEHLE & LATIMER